EXHIBIT (10) (c)

AMENDMENT NO. 2

TO

THE FIRST AMERICAN FINANCIAL CORPORATION

EXECUTIVE SUPPLEMENTAL BENEFIT PLAN

This Amendment No. 2 to The First American Financial Corporation Executive Supplemental Benefit Plan (hereinafter referred to as the “Plan”) is effective as of January 2, 1990 and modifies such Plan as set forth below:

Section 3 (d) of the Plan is amended to read in full as follows:

“(d) Deferred Retirement

A participant who retires after his Normal Retirement Date shall be entitled to a Retirement Income Benefit in the form of a Joint Survivor Annuity equal to the greater of:

(i) the Retirement Income Benefit he would have received had he retired on his Normal Retirement Date (without regard to compensation received or service performed after his Normal Retirement Date), increased for each Year of Credited Service, or fraction thereof, between his Normal Retirement Date and actual retirement date (not to exceed 5 such years) at the rate of 5% per annum, compounded annually, or

(ii) the Retirement Income Benefit he would have received had he retired on his Normal Retirement Date, except that such benefit shall be computed based on Final Average Compensation received through his 70th birthday.”

Executed at Santa Ana, California, this 22nd of March, 1990.

THE FIRST AMERICAN FINANCIAL CORPORATION

By:	/s/ D.P. Kennedy
Its:	President

By:	/s/ William Zaenglein
Its:	Secretary & Counsel